Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

MASSROOTS, INC.,

as the Parent

EMPIRE MERGER CORP.,

as the Merger Sub

EMPIRE SERVICES, INC.,

as the Target

and

DANNY MEEKS,

as the sole shareholder of the Target

Dated as of:
September 30, 2021

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September __, 2021, is entered into by and among MassRoots, Inc., a Delaware corporation (“Parent”), Empire Merger Corp., a Delaware corporation (“Merger Sub”), Empire Services, Inc., a Virginia corporation (“Company”), and Danny Meeks, the sole shareholder of the Company (the “Stockholder”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has, by unanimous written consent (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Stockholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholder of the Company in accordance with the VSCA;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, for federal income tax purposes, the Company, Merger Sub and Parent intend that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of deficiency, assessment, proposed assessment, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Consideration” has the meaning set forth in Section 2.08(e).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in Section 3.18.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Certificate” has the meaning set forth in Section 2.08(c).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consideration Statement” has the meaning set forth in Section 2.09(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Customers” has the meaning set forth in Section 3.13(a).

“DGCL” means the Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials (which includes (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls). The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“FIRPTA Statement” has the meaning set forth in Section 7.10.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including any taxing authority such as the IRS), or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” means an independent, impartial, and nationally recognized firm of independent certified public accountants.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of the officers and directors of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.

“Merger Consideration” means the Merger Share Consideration and the Additional Consideration, as applicable.

“Merger” has the meaning set forth in the recitals.

“Merger Share Consideration” has the meaning set forth in Section 2.08(a).

“Merger Sub” has the meaning set forth in the preamble.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” has the meaning set forth in Section 2.08(a).

“Parent Indemnitees” has the meaning set forth in Section 9.02.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any stockholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective Time, by (b) the number of Shares issued and outstanding (on a fully-diluted basis).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Share(s)” has the meaning set forth in Section 2.08(a).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Indemnitees” has the meaning set forth in Section 9.03.

“Straddle Period” has the meaning set forth in Section 7.05.

“Suppliers” has the meaning set forth in Section 3.13(b).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” means any tax of any kind, including any federal, state, local or foreign income, capital gains, gift or estate, gross receipts, commercial activity, sales, use, value-added, production, ad valorem, transfer, documentary, franchise, net worth, capital, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, abandoned or unclaimed property, intangibles, windfall profits, customs, duties, liability with respect to United States Treasury Forms FinCen Report 114 or TD F 90-22.1, or other tax, fee, assessment, escheatment or charge of any kind whatsoever, including tax for which a taxpayer is responsible by reason of Treasury Regulations Section 1.1502-6 (and any comparable provision of state, local or foreign Tax Legal Requirement) or as a successor by reason of contract, indemnity or otherwise, together with any interest, additions, fine or penalty with respect thereto and any interest in respect of such interest, additions, fine or penalties.

“Tax Claim” has the meaning set forth in Section 7.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

“VSCA” means the Virginia Stock Corporation Act.

ARTICLE II
THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and VSCA (as applicable), at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) Company Closing Deliverables. At or prior to the Closing, the Company shall deliver to Parent the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that as of the Closing Date, (i) that each of the Company Charter Documents is true and complete, has not been modified and is in full force and effect; (ii) that the resolutions of the Company Board relating to the Merger and the transactions contemplated by this Agreement are in full force and effect and have not been modified; and (iii) that the resolutions of the Stockholder relating to the Merger and the transactions contemplated by this Agreement are in full force and effect and have not been modified. The documents referred to in such certificate shall be attached to such certificate.

(iii) a good standing certificate (or its equivalent), dated within ten (10) days of the Closing Date, from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized;

(iv) the Consideration Statement contemplated in Section 2.09;

(v) the FIRPTA Statement;

(vi) the financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company, and the related income statements, changes in stockholder equity and statements of cash flows that are required by Rule 3-05 of Regulation S-X for the periods specified by Rule 3-05(b) or Rule 8-04(b) of Regulation S-X, as applicable; and

(vii) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Parent Closing Deliverables. At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein), or as applicable, shall have performed, the following:

(i) pay to the Stockholder, in accordance with the Consideration Spreadsheet, the Merger Share Consideration payable to the Stockholder;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause to be filed (i) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and (ii) articles of merger (the “Articles of Merger,” and, together with the Certificate of Merger, the Merger Certificates”) with the State Corporation Commission of Virginia in accordance with the relevant provisions of the VSCA and shall make all other filings or recordings required under the VSCA. The Merger shall become effective at such time as the Merger Certificates have been duly filed with the secretary of state or similar Governmental Authority of Delaware and Virginia, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Merger Certificates in accordance with the DGCL and VSCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the VSCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.07 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

Section 2.08 Effect of Merger on Common Stock. Except as set forth herein, at the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholder:

(a) Conversion of Company Common Stock. Each share of the Company Common Stock (each a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) that number of newly-issued restricted shares of the Parent’s common stock, par value $0.001 per share (“Parent Common Stock”) such that holders of Company Common Stock prior to the Effective Time will hold an aggregate of 495,000,000 shares of Parent Common Stock at and as of the Effective Time (the “Merger Share Consideration”) and (ii) any amounts that may become payable in the future as provided in this Agreement, such as the Additional Consideration, at the respective times and subject to the contingencies specified herein and therein. All unissued and treasury Shares shall automatically be cancelled and retired and shall cease to exist (each, a “Certificate”). Within five (5) Business Days upon surrender of the original stock certificate(s) representing the Shares, Parent shall cause certificates representing the Merger Share Consideration to be issued to the Stockholder.

(b) Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) No Further Ownership Rights in Company Common Stock. All Merger Share Consideration paid or payable upon the cancellation of the Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation, in each case, except as otherwise set forth herein.

(d) Additional Consideration. In addition to the Merger Share Consideration set forth in Section 2.08(a) hereof, the Stockholder shall receive the following in connection with the Merger:

(i) Within 3 Business Days of the closing of Parent’s next capital raise, repayment of a $1 million advance made to purchase the Company’s Virginia Beach location (the “Advance Repayment”); and

(ii) A promissory note in the principal amount of $3.7 million with a maturity date of September 30, 2023 (“the “Promissory Note” and, together with the Advance Repayment, the “Additional Consideration”).

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Share Consideration shall be appropriately adjusted to reflect such change. If at any time during the period between the date of this Agreement and the time that the Additional Consideration is paid, any change in the outstanding shares of capital stock of the Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Additional Consideration shall be appropriately adjusted to reflect such change.

Section 2.09 Consideration Statement.

(a) Prior to the Closing, the Company shall prepare and deliver to Parent and the Merger Sub a statement (the “Consideration Statement”), certified by the President of the Company, which shall set forth, as of the Closing Date and/or immediately prior to the Effective Date, the following:

(i) confirmation that no agreements or rights of any kind to obtain shares of Company Common Stock through exercise or conversion thereof including, but not limited to, warrants, options or preferred stock, either to a third party, a service provider, pursuant to a Company equity incentive plan or any other arrangement, have been issued after the date of this Agreement and that no such agreements or rights to acquire Company Common Stock are outstanding;

(ii) the names and addresses of the Stockholder and the capital stock of the Company held by the Stockholder;

(iii) detailed calculations confirming the Merger Share Consideration and Additional Consideration, and setting forth the number of shares of Parent Common Stock to be issued to the Stockholder;

(b) The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Statement in making any payments of consideration under Article II, and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Statement.

Section 2.10 Withholding Rights. Parent or Merger Sub shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as Parent or Merger Sub are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by Parent or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Merger Sub.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
and the Stockholder

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and the Stockholder each represent and warrant to Parent that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholder representing a majority of the outstanding Shares in accordance with the Company Charter Documents (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

(b) The Company Board, by a valid resolutions duly adopted pursuant to the VSCA by unanimous vote of all directors of the Company and not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholder, (ii) approved and declared advisable the “agreement of merger” contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with applicable Law, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholder for adoption, and (iv) resolved to recommend that the Stockholder adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholder.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Merger Certificates.

Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 5,000 Shares, of which1,000 Shares are issued and outstanding as of the close of business on the date of this Agreement.

(b) Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, a true and complete statement containing the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c) Except as contained on Disclosure Schedule 3.04, No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any capital stock of the Company.

(d) All issued and outstanding capital stock of the Company is (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding capital stock of the Company was issued in compliance with applicable Law.

(e) No outstanding capital stock of the Company is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06 Intentionally Omitted.

Section 3.07 Liabilities. To the Company’s Knowledge, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) as set forth on Schedule 3.07, and those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 3.08 Contracts.

(a) Section 3.08 of the Disclosure Schedules lists all Contracts of the Company involving aggregate consideration in excess of $10,000, including the title, the parties, the date of the Contract, and the expiration of the Contract.

(b) Each Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

(c) The Company is not a party to any Contracts with any Governmental Authority.

Section 3.09 Title to Assets; Real Property. The Company has good and marketable title to all of its real and personal property and other assets. The assets (including contractual rights and Intellectual Property rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company for use in the operation of its business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted. Immediately following the Closing, all of the assets of the Company will be owned, leased or available for use by the Surviving Corporation on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such assets. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 3.09 of the Disclosure Schedules;

(b) liens for Taxes not yet delinquent;

(c) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or

(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

Section 3.10 Condition of Assets. Except as set forth in Section 3.10 of the Disclosure Schedules, the furniture, fixtures, equipment, vehicles and other items of tangible personal property of the Company are sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.11(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. To the Company’s Knowledge, neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) To the Company’s Knowledge, the Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) To the Company’s Knowledge, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.12 Accounts Receivable. The Company’s accounts receivable: (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) to the Company’s Knowledge, are collectible in full within sixty (60) days after billing.

Section 3.13 Customers and Suppliers.

(a) Section 3.13(a) of the Disclosure Schedules sets forth (i) the Company’s five (5) largest customers, based on gross billing, for the three (3) most recent fiscal years (collectively, the “Customers”); and (ii) the amount of consideration paid by each Customer during such periods. Except as set forth in Section 3.13(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.13(b) of the Disclosure Schedules sets forth the Company’s five (5) largest suppliers, based on invoiced goods and services, to whom the Company has paid consideration for goods or services rendered for each of the three (3) most recent fiscal years (collectively, the “Suppliers”);. Except as set forth in Section 3.13(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Supplier has ceased, or intends to cease after the Closing, to supply goods or services or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Section 3.14 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.15 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16 Compliance With Laws; Permits.

(a) To the Company’s Knowledge, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business, if applicable, have been obtained by it and are valid and in full force and effect.

Section 3.17 Environmental Matters. The Company is currently and has been in compliance with all Environmental Laws and has never received from any Person any notice of violation, claim or other communication concerning a failure to comply with, or a request for information under, an Environmental Law. The Company has no permits pertaining to Environmental Laws, and has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 3.18 Employee Benefit Matters. Except as contained on Section 3.18 of the Disclosure Schedules, the Company has no Benefit Plans. A “Benefit Plan” includes any plans or obligations concerning any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

Section 3.19 Employment Matters. Except as set forth in Section 3.19(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

Section 3.20 Taxes. Except as set forth in Section 3.20 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) Section 3.20(e) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company for which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by any Governmental Authority have been completed, and the subject matter of such examinations; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted, and the subject matter of such examinations.

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Governmental Authority have been fully paid.

(g) The Company is not a party to any Action by any Governmental Authority. There are no pending or threatened Actions by any Governmental Authority.

(h) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet delinquent) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) or Section 965 of the Code.

(n) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q) The Company has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code.

(r) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Law) and (B) any amount that would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law).

(s) The Company has not taken a position on any Tax Return that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(t) To the extent required by applicable Law, the Company has duly and timely filed each Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, and each FinCEN Report 114, Report of Foreign Bank and Financial Accounts, required to be filed by it, and all such forms are true, complete and correct in all respects.

(u) All withholding taxes resulting from cross-border payments or transfers (or deemed payments or transfers) of any kind by the Company have been withheld by it and paid over to the appropriate Governmental Authority.

(v) The Merger will not cause any reduction in, or elimination of, any Tax advantaged financing, Tax holiday, or other Tax benefit (including credits).

(w) The Company does not have a permanent establishment or otherwise have an office or fixed place of business in a country other than the country of its formation.

(x) The Company is in compliance with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) (now known as Accounting Standards Codification 740-10), and the Company has determined, assessed, and measured the benefits of all material Tax positions taken in any Tax Return for any period covered by FIN 48, including all significant uncertain positions reflected in such Tax Returns that may be subject to assessment or challenge by any Governmental Authority.

(y) The Company has been properly treated as an S corporation under the Code. No action was taken to terminate and no condition existed which could have resulted in the termination of the Company’s S corporation status on or before the Closing. The Company will not be subject to Tax under Section 1374 of the Code (or any similar provision of Law).

(z) Since its incorporation, the Company has not (i) owned the stock of any corporation (including the stock of any qualified subchapter S subsidiary); (ii) owned a membership interest in any limited liability company; or (iii) been a member of any partnership or joint venture.

(aa) The Company is not and has never been a personal holding company as defined in Section 542 of the Code.

(bb) Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(cc) (i) No power of attorney which is currently in force has been granted by or with respect to the Company in connection with any matter related to Taxes; (ii) the Company has not engaged in a like-kind exchange within the meaning of Section 1031 of the Code or received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, with respect to which the replacement property could be purchased on or after the Closing Date; (iii) with respect to any compensation arrangements of the Company subject to 409A of the Code, the requirements of Section 409A have been satisfied and all necessary amendments to any arrangements subject to such provisions have been adopted by the appropriate Persons; (iv) to the extent that the Company is the owner of any life insurance agreement, there is no borrowing against such policy; (v) the Company is not a party to a split-dollar life insurance arrangement, as defined in Treasury Regulation Section 1.61-22(b); and (vi) the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

Section 3.21 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are materially complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain materially accurate and complete records of all meetings, and actions taken by written consent of, the Stockholder, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of the Stockholder, Company Board or any committee of the Company Board has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules, no executive officer or director of the Company or any person owning 5% or of the capital stock of the Company (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24 Full Disclosure. To the Company’s Knowledge, no representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading that could be reasonably expected to have a Material Adverse Effect.

Section 3.25 Accredited Status. At the time the Stockholder is offered the Merger Share Consideration, the Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended.

Section 3.26 Experience of Stockholder. The Stockholder, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in and ownership of the Merger Share Consideration, and has so evaluated the merits and risks of such investment and ownership of such securities. The Stockholder is able to bear the economic risk of an investment in the Merger Share Consideration and, at the present time, is able to afford a complete loss of the value of such Merger Share Consideration.

Section 3.27 General Solicitation. The Stockholder is not, to his Knowledge, purchasing or receiving the Merger Share Consideration as a result of any advertisement, article, notice or other communication regarding the Merger Share Consideration published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the Knowledge of the Stockholder, any other general solicitation or general advertisement.

Section 3.28 Access to Information. The Stockholder acknowledges that he has had the opportunity to review this Agreement (including all exhibits and schedules thereto) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the offering of the Merger Share Consideration and the merits and risks of investing or receiving the Merger Share Consideration; (ii) access to information about Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Stockholder acknowledges and agrees that neither Parent, nor any Affiliate of Parent has provided such the Stockholder with any information or advice with respect to the Merger Share Consideration nor is such information or advice necessary or desired. In connection with the issuance of the Merger Share Consideration to the Stockholder, neither Parent nor any of its Affiliates has acted as a financial advisor or fiduciary to the Stockholder.

Section 3.29 Legend on Payment Shares. The Stockholder understands that there are substantial restrictions on the transferability of the Merger Share Consideration and that the certificates or book-entry security entitlements representing the Merger Share Consideration shall bear a restrictive legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Parent shall be obligated to promptly reissue unlegended certificates upon the request of the Stockholder (x) at such time as the holding period under Rule 144 or another applicable exemption from the registration requirements of the Securities Act of 1933, as amended, has been satisfied or (y) at such time as a registration statement is available for the transfer of the shares in the Merger Share Consideration.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, do not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Merger Certificates and such filings as may be required pursuant to applicable securities laws.

Section 4.03 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05 Legal Proceedings. Except as set forth in Section 4.05 of the Disclosure Schedules, there are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. Unless the Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.01 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 6.01, the Company shall, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.01(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.01, during the Interim Period, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Governing Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the Ordinary Course of Business;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Owned IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any material Contract or enter into any Contract (A) involving amounts reasonably expected to exceed $25,000 per year or $50,000 in the aggregate, (B) that would be a material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix) establish any Subsidiary or enter into any new line of business;

(x) make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the financial statements of the Company;

(xii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiii) make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $50,000 in the aggregate);

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate other than pursuant to the terms of a material Contract or Company Benefit Plan;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or authorize or agree to do any of the foregoing actions.

Section 6.02 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) The parties agree that the terms of this Agreement and all information exchanged hereto shall be kept confidential by the parties and their Representatives and not disclosed to any other Person without the prior consent of the other party.

Section 6.03 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s receipt of information pursuant to this Section 6.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.04 Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by Parent at least one (1) Business Days prior to the Closing.

Section 6.05 Governmental Approvals; Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02 and Section 4.02 of the Disclosure Schedules.

Section 6.06 Tax-Free Reorganization Treatment.

(a) The Company and the Parent shall use their commercially reasonable best efforts, and shall cause their Affiliates to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code. Neither the Company nor the Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.

(b) Prior to the Merger, the Company and the Stockholder will not (and did not) dispose of any Company Common Stock, or receive any distributions from the Company, in a manner that would cause the Merger to (i) violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1.368-1(e) or (ii) fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.

(c) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and the Parent shall report the Merger as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code, unless otherwise required pursuant to (i) a “determination” within the meaning of Section 1313(a) of the Code or (ii) a settlement with IRS Appeals on IRS Form 870-AD (or successor form).

Section 6.07 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.08 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.09 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.10 Certain Adjustments . If, during the one year period following the Effective Time, the number of issued and outstanding shares of Parent Common Stock changes as a result of a stock split (including reverse stock split), reclassification, readjustment or similar recapitalization, then the Stockholder shall be entitled to receive, for no additional consideration, shares of Parent Common Stock as is necessary for the Stockholder to continue to hold the same number of issued and outstanding shares of Parent Common Stock held by the Stockholder immediately following the Effective Time of the Merger.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Stockholder shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Stockholder in a Pre-Closing Tax Period. The Stockholder shall indemnify and hold harmless Parent against any Losses incurred as a result of any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholder when due. The Stockholder shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. The Stockholder shall indemnify the Company, Parent, Surviving Corporation, and each Parent Indemnitee and hold them harmless from and against any Loss attributable to (a) any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or before the Closing Date; and (f) any liability of the Company attributable to U.S. Treasury Forms FinCen Report 114 or TD F 99-22.1 for the Pre-Closing Tax Period. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Stockholder shall reimburse Parent for any Losses attributable to Taxes of the Company that are the responsibility of the Stockholder pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Parent or the Company.

Section 7.04 Tax Returns.

(a)  The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)  Parent and/or Merger Sub shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent or Merger Sub to the Stockholder (together with schedules, statements and, to the extent requested by the Stockholder, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Stockholder objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent, Merger Sub and the Stockholder shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Stockholder. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent.

Section 7.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for the Pre-Closing Tax Period for purposes of this Agreement shall be:

(a)  in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii)

required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on and including the Closing Date; and

(b)  in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.06 Contests. Parent agrees to give written notice to the Stockholder of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim, and the Stockholder shall bear any expenses of Parent in accordance with Section 7.03; provided, however, that Parent shall obtain the prior written consent of the Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Stockholder shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder.

Section 7.07 Cooperation and Exchange of Information. The Stockholder, the Company, the Surviving Corporation and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholder, the Company, Surviving Corporation and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods

Section 7.08 Intentionally Omitted.

Section 7.09 Payments to Parent. Any amounts payable to Parent pursuant to this Article VII shall be paid by the Stockholder.

Section 7.10 FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent (i) a certificate of the Company (in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)) and in a form reasonably acceptable to Parent, dated as of the Closing Date and signed by a responsible officer of the Company, stating that the interests in the Company are not, and have not been at any time during the five (5) years preceding the date of such certificate, United States real property interests, as defined in Section 897(c)(1) of the Code, and (ii) a notice, prepared in accordance with Treasury Regulations Section 1.897-2(h)(2), in form reasonably acceptable to Parent, duly executed under penalties of perjury, and acknowledged and dated as of the Closing Date, to be mailed (together with copies of the certificate described in the foregoing clause (i)) to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2) (collectively, the “FIRPTA Statement”).

Section 7.11 Further Information. Parent and Stockholder agree, upon request, to promptly provide the other party with all information that either Party may be required to report pursuant to Sections 6043, 6043A or 6045B of the Code, or Treasury Regulations promulgated thereunder.

Section 7.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.13 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  This Agreement shall have been duly adopted by the Requisite Company Vote;

(b)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(c)  The Company shall have received all consents, authorizations, orders and approvals referred to in Section 3.02 and Parent shall have received all consents, authorizations, orders and approvals referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked;

(d)  Parent and/or Merger Sub shall enter into an executive employment agreement with the Stockholder (the “Meeks Employment Agreement”); and

Section 8.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.23, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)  The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c)  No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(d)  All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing;

(e)  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect; and

(f)  The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

Section 8.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04, the representations and warranties of Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

(b)  Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)  All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing; and

(d)  Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02(a), Section 3.04, Section 3.23, Section 4.01 and Section 4.04 shall survive indefinitely and (b) Section 3.18 and Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By Stockholder. Subject to the other terms and conditions of this Article IX, including the Cap (as defined below), the Stockholder shall indemnify and defend each of Parent and its Affiliates (including the Company and the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);

(c)  any claim made by any Stockholder relating to such Person’s rights with respect to the Merger Share Consideration, or the calculations and determinations set forth on the Consideration Statement; or

(d)  any amounts paid to the holders of dissenting shareholders, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of dissenting Shares.

The aggregate amount of all Losses for which the Stockholder shall be liable pursuant to this Section 9.02 shall not exceed the fair market value of (i) the Merger Share Consideration as of the Closing Date (the “Cap”) and (ii) the Additional Consideration as of the date upon which such consideration is paid to the Stockholder. Notwithstanding any inconsistent provision in this Agreement, the liability of the Stockholder under this Agreement shall be limited to the conveyance of shares of Parent Common Stock received as Merger Share Consideration or as Additional Consideration, which such shares shall be surrendered to Parent and cancelled in satisfaction of any such liability. The foregoing limitations shall apply regardless of the particular theory of liability, whether based in contract, tort or otherwise.

Section 9.03 Indemnification By Parent. Subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend each of the Stockholder and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII); or

(c)  any Third Party Claims related to the operations, properties, assets or obligations of the Company or any of its Affiliates conducted, existing or arising after the Closing.

Section 9.04 Intentionally Omitted.

Section 9.05 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder.

(a)  Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)  Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.06 Payments.

(a)  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds or, if applicable, as set forth in Section 9.02 above. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding/and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)  Any Losses payable to a Parent Indemnitee pursuant to Article IX shall be paid by the Stockholder as set forth in Section 9.02 above.

Section 9.07 Tax Treatment of Indemnification Payments. The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the amounts paid by the Parent as Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 9.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.09 Exclusive Remedies. Subject to Section 11.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of the Company and Parent;

(b)  by Parent by written notice to the Company if neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; or

(c)  by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)  as set forth in this Article X and Article XI hereof; and

(b)  that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Intentionally Omitted.

Section 11.02 Expenses. Parent shall pay all Transaction Expenses. Except with respect to the foregoing or as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company or	Empire Services, Inc.
the Stockholder	505 Crawford Street
Portsmouth, Virginia 23704
Attention: Danny Meeks

If to Parent or Merger Sub:	MassRoots, Inc.
1560 Broadway, Office 17-105
Denver, Colorado 80202
Attention: Isaac Dietrich

with a copy to (which shall not constitute notice):	Mitchell Silberberg & Knupp LLP
437 Madison Ave., 25th Floor,
New York, New York 10022
Email: ajc@msk.com
Attention: Andrea Cataneo, Esq.

Section 11.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 11.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09 No Third-party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholder, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN ENTERING INTO THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT THEY HAVE RELIED UPON THE LEGAL ADVICE OF THEIR RESPECTIVE ATTORNEYS, WHO ARE THE ATTORNEYS OF THEIR OWN CHOOSING, THAT SUCH TERMS ARE FULLY UNDERSTOOD AND VOLUNTARILY ACCEPTED BY THEM, AND THAT, OTHER THAN THE CONSIDERATION SET FORTH HEREIN, NO PROMISES OR REPRESENTATIONS OF ANY KIND HAVE BEEN MADE TO THEM BY THE OTHER PARTY. THE PARTIES REPRESENT AND ACKNOWLEDGE THAT IN EXECUTING THIS AGREEMENT THEY DID NOT RELY, AND HAVE NOT RELIED, UPON ANY REPRESENTATION OR STATEMENT, WHETHER ORAL OR WRITTEN, MADE BY THE OTHER PARTY OR BY THAT OTHER PARTY’S AGENTS, REPRESENTATIVES, OR ATTORNEYS WITH REGARD TO THE SUBJECT MATTER, BASIS, OR EFFECT OF THIS AGREEMENT OR OTHERWISE. THE PARTIES HEREBY ACKNOWLEDGE THAT Mitchell Silberberg & Knupp LLP IS COUNSEL TO PARENT AND MERGER SUB, AND HAS NOT REPRESENTED THE COMPANY OR THE THE STOCKHOLDER IN THE NEGOTIATION OF THIS AGREEMENT, THE ANCILLARY DOCUMENTS, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:

MASSROOTS, INC.

By:	/s/ Isaac Dietrich
	Name:	Isaac Dietrich
	Title:	Chief Executive Officer

Merger Sub:

EMPIRE MERGER CORP.

By:	/s/ Isaac Dietrich
Name:	Isaac Dietrich
Title:	President

Company:

EMPIRE SERVICES, INC.

By:	/s/ Danny Meeks
Name:	Danny Meeks
Title:	President

/s/ Danny Meeks
Danny Meeks, as the sole shareholder of the Company

[Signature Page to Merger Agreement]